EXHIBIT 10.20

Federal FFEL

Origination/Servicing Agreement

Consolidation Loan Funding, LLC

March 1, 2002

AFSA Data Corporation

TABLE OF CONTENTS
(continued)

-i-

THIS AGREEMENT is made and entered into as of March 1, 2002 by and between AFSA Data Corporation (“AFSA”) and Consolidation Loan Funding, LLC, the beneficial owner (but not the legal titleholder) of certain Student Loans (“LENDER”) at Long Beach, California, with reference to the following facts:

A.	AFSA has developed and is marketing a computerized origination, billing, record keeping, accounting, reporting and loan management service designated as the “Guaranteed Student Loan Processing Service” (the “Service”).

B.	LENDER desires AFSA to assist it in managing its Federal Stafford (SSL), Federal PLUS and Federal Consolidation loans through the use of the Service.

Now, Therefore, AFSA and LENDER hereby agree as follows:

1.	AFSA Obligations.

A.	AFSA shall service LENDER’s Federal Stafford (SSL), Federal PLUS and Federal Consolidation loan accounts as provided herein, and any similar student loan accounts as may be mutually agreed upon (the “Accounts”). For the purposes of this Agreement, an “Account” shall mean one or more loans having the same holder, borrower (and student in the case of a Federal PLUS loan), loan program, Guarantor, maturity date and repayment terms. Stafford loans, whether subsidized or unsubsidized, shall be considered to have been made under the same loan program.

B.	AFSA shall perform all services and duties customary to the servicing of student loans in accordance with generally established procedures and industry standards and practices, including specifically the services and duties specified in Exhibit A (Origination Services), Exhibit B (Post-Origination Services) and Exhibit F (PLUS Credit Review Services Terms) attached to this Agreement. Such services and duties shall be performed with respect to each Account until such Account is paid in full (whether by the borrower or through the payment of Guarantee benefits or otherwise) or deconverted from AFSA’s servicing system in accordance with this Agreement, or this Agreement is otherwise terminated in accordance with Section 5 below.

C.	AFSA shall perform its services and duties hereunder in material compliance with, and as required by, (i) the Higher Education Act, (ii) the applicable Guarantor Regulations, (iii) the applicable Contract of Insurance or Guarantee, and (iv) any other laws and regulations governing the servicing of the Accounts, and the foregoing requirements shall determine the general scope of services hereunder. For purposes of this Agreement, the “Higher Education Act” means Part B of Title IV of the Higher Education Act of 1965, as amended from time to time, and the rules and regulations of the U.S. Department of Education or any successor thereto (the “Department”) promulgated thereunder, as amended from time to time, and “Guarantor Regulations” means any manual of policies and procedures to be followed under the guarantee program operated by applicable guarantor of the loans involved (the “Guarantor”), as well as all supplements, amendments, bulletins and updates, and all other written or unwritten policies, procedures, rules and regulations promulgated or adopted, formally or informally, by such Guarantor relating to its guarantee program or the administration, interpretations, claims review or enforcement policies, procedures and practices thereunder, as the same are reasonably interpreted and understood by AFSA from time to time.

D.	Within a reasonable period after delivery of the loan files to AFSA (generally within 30 days unless otherwise expressly agreed), AFSA shall (i) establish and maintain records received by AFSA with respect to each Account and complete records of AFSA’s servicing of the Account from the date such servicing commenced, (ii) maintain possession of original promissory notes, loan applications and other required supplements that it receives from LENDER, stored in a fire-rated, secure vault facility located at 2277 E. 220th Street, Long Beach, California or 501 Bleecker Street, Utica, New York, (iii) otherwise commence servicing the Accounts relating to such loan documents, and (iv) microfilm or otherwise reproduce the promissory notes, loan applications, and other required supplements and cause such reproductions to be stored at Brambles Information Management Corporation or any equivalent facility.

E.	If requested in writing by LENDER, for any loans not originated by AFSA for LENDER hereunder, AFSA shall make a Full Note Examination or an Abbreviated Note Examination of the original promissory note and other loan documentation for each Account following receipt by AFSA for servicing, as requested by LENDER on Exhibit D (Note Examination Election). Following such initial election, LENDER may from time to time with AFSA’s consent, which consent shall not be unreasonably withheld, select a different loan examination option for a particular set of loans or for all subsequent loans by making a new election with respect thereto or by other appropriate written notice to AFSA.

F.	By undertaking the loan examination and other duties provided above, AFSA assumes no responsibility for the origination, disbursement, documentation or prior servicing of any loan (except to the extent that AFSA performed or was obligated to perform any of these services), it being understood and agreed that the originator and/or prior servicer (if applicable) shall be responsible for all aspects of each loan prior to the date on which AFSA is required to commence servicing of such loan hereunder. AFSA shall not be liable in the overall conduct of the loan examination for the entire portfolio being purchased by LENDER for failure, despite its reasonable efforts, to detect any prior defect or note any exception during the loan examination process. In the event of any such defect or exception, LENDER shall exhaust all recourse and remedies against the original lender, prior servicer, or other responsible parties before asserting any claim against AFSA related thereto. The microfilm or other reproduction of each borrower file made by AFSA following delivery to AFSA for servicing shall be prima facie evidence of the record of loan documentation received and reviewed by AFSA.

G.	If requested in writing by LENDER, AFSA shall provide cure services for loans that are unguaranteed due to non-AFSA errors, as provided in Exhibit E (Blanket Cure Terms).

H.	If AFSA reasonably determines that any Account has been rejected by a Guarantor and cannot or is not to be cured hereunder, LENDER is responsible for providing direction to AFSA upon AFSA’s written request for the disposition of such Account, which shall remain on AFSA’s servicing system pending such direction from LENDER. If LENDER instructs AFSA to deconvert any Accounts, AFSA shall promptly provide the following deconversion services:

(1)	Any files related to Accounts to be returned to LENDER shall be assembled in substantially the manner in which they were received by AFSA, including any pertinent documents or information received or created by AFSA during its servicing;

(2)	The files related to such Accounts shall be properly deposited in the U.S. Mail as certified or registered mail addressed to LENDER unless otherwise agreed by LENDER and AFSA. AFSA shall not be liable for any losses, costs or damages incurred by LENDER if files are lost after being properly deposited in the U.S. Mail. If so instructed by LENDER at any time, AFSA shall procure at LENDER’s expense such available insurance coverage as LENDER may desire with respect to such shipments;

(3)	A transmittal shall be provided by AFSA to LENDER listing each Account and certain other mutually-agreeable Account information; and

(4)	Each Account record shall be removed from the AFSA servicing system.

The deconversion and file preparation and shipping fees specified in Exhibit C (Servicing Fees) shall apply to and shall be payable concurrently with any deconversion of rejected Accounts as provided above, as well as any deconversion of Accounts following any expiration or termination of this Agreement, or any other removal of Accounts from this Agreement; provided, however, that no such fees shall be charged for any deconversion of Accounts upon termination of this Agreement pursuant to Section 5.B. (upon AFSA breach) or 5.C. or 5.D. (except for reimbursement of reasonable shipping charges as provided therein).

I.	If any of the Accounts are guaranteed by a Guarantor which permits electronic interface or expedited or express claims filing or review processing (for example, Texas Guaranteed Student Loan Corporation’s Claims Automated Processing System (TGSLC’s CAPS) or Northwest Education Loan Association’s Express Claim Program (NELA’s ECP)), AFSA may participate therein on LENDER’s behalf. In such event, AFSA is hereby authorized to enter into any participation agreement or similar documentation required by such Guarantor on LENDER’s behalf as its agent in order to participate therein.

J.	In originating Consolidation Loans hereunder, AFSA shall use best efforts to meet the servicing goals as set forth on Attachment 1 to Exhibit A (Consolidation Loan Origination Servicing Goals).

2.	LENDER Obligations.

A.	LENDER shall promptly transmit or cause to be transmitted to AFSA any material written communications it receives at any time with respect to any borrower’s Account, including but not limited to letters, notices of death or disability, adjudications of bankruptcy and like documents, and forms requesting deferment of repayment or loan cancellations. AFSA will have no liability for reliance upon information that would have been corrected by timely transmittal to it of any such written communication, and shall not bear any related servicing or other costs which reasonably could have been avoided thereby.

B.	LENDER shall examine all reports submitted to it by AFSA promptly upon receipt and promptly notify AFSA of any discovered errors. AFSA shall not be responsible for damages or losses caused by any error disclosed by a report to LENDER unless such error is brought to AFSA’s attention within sixty (60) days after receipt by LENDER. This time restriction shall be extended for the 799 ED Billing Form, for which the LENDER shall have 180 days to bring an error to the attention of AFSA.

C.	LENDER shall be responsible for assuring that the form documents to be used in the origination of the Accounts (other than such documents created independently by AFSA) are in compliance with all applicable federal, state and local laws and regulations, including without limitation any consumer loan laws or disclosure requirements applicable thereto, and shall defend, indemnify and hold AFSA harmless from any violation or non-compliance with any of the foregoing.

3.	Banking.

A.	AFSA shall establish a disbursement bank account for loan origination. Such bank account shall be in a bank designated by AFSA which is reasonably acceptable to LENDER. Funding of said account shall be by wire transfer on a schedule which complements the mutually agreed upon disbursement schedule.

B.	All borrower and other remittances shall be deposited to an AFSA account at a remittance banking/lock box facility at a bank selected by AFSA which is reasonably acceptable to LENDER, with all earnings on such account being retained by AFSA. Such remittances shall be promptly processed and posted to borrower Accounts and the associated funds shall be transferred to LENDER by ACH or wire transfer on a mutually acceptable schedule.

4.	Charges.

A.	LENDER shall pay AFSA for services rendered in the prior month according to the schedule of fees in Exhibit C (Servicing Fees), within fifteen (15) days after receipt of an invoice sent by AFSA to LENDER. Payments become delinquent if not received by AFSA within thirty (30) days from the date the invoice is received by LENDER, and thereafter shall incur a late charge of one and one-half percent (1-1/2%) per month until paid.

B.	The fees specified in Exhibit C shall remain fixed during the first twelve (12) months of this Agreement. Unless otherwise expressly agreed, charges during each subsequent twelve (12) month period of this Agreement may be increased over such fees charged during the previous twelve (12) month period by an amount equal to the greater of (i) the percentage increase in the U.S. Department of Labor’s Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average (1982-84=100) (the “CPI”) for the most recent, twelve (12) month period available at the time of each annual adjustment, or (ii) three percent (3%) per annum. (If at any adjustment date the CPI is no longer published, then any replacement index specified by the Bureau of Labor Statistics or successor U.S. governmental agency shall be substituted therefor, with appropriate application of any necessary conversion formula as may be specified by such agency, or if no such replacement index has been so specified, then a comparable cost-of-living index as may be mutually agreed between the parties shall be used.)

C.	AFSA’s fees are subject to adjustment by AFSA (i) in the event of any increase in telephone or postage rates, or (ii) as provided in Section 5.C below.

D.	In addition to any other servicing fees or expense reimbursements to which AFSA shall be entitled under this Agreement, LENDER agrees to reimburse AFSA for (i) any sales or use taxes or similar taxes now or hereafter imposed upon any goods or services provided by or activities of AFSA hereunder, and (ii) any expenses which AFSA incurs as a result of any additional work required due to any transfer of the guarantee on serviced loans to a new or successor Guarantor, or any Guarantor error, or any testing, reconciliation or remediation project or other non-routine activity required by the particular needs of Guarantor or LENDER or resulting from third party errors.

E.	In the event of any good faith dispute by LENDER regarding any amount billed by AFSA, LENDER may by written notice to AFSA detailing the grounds for the dispute withhold payment of such disputed amount for a reasonable period pending resolution of the dispute, but shall pay the undisputed portion billed when and as due. If the dispute has not been mutually resolved within sixty (60) days after the date initially due, LENDER shall deposit the withheld amount into an independent escrow reasonably satisfactory to AFSA pending mutual agreement or court decision regarding proper disposition of such funds. Failure of LENDER to pay the undisputed portion of a billing or to place any disputed amount in escrow as provided above shall constitute a default hereunder.

F.	AFSA shall have the right to offset any amounts due from AFSA to LENDER against the servicing fees or other amounts due AFSA hereunder.

5.	Term and Termination.

A.	This Agreement is for a term beginning March 1, 2002, and ending on the fifth (5th) anniversary of such date; provided, however, that unless either party shall give the other written notice of its intention not to renew this Agreement at least ninety (90) days prior to its scheduled expiration date, this Agreement shall automatically renew for successive twelve (12)-month periods thereafter, subject to any renegotiated terms which may be mutually desired.

B.	Either party may terminate this Agreement before its expiration upon a material breach by the other party, if such breach has not been cured within ninety (90) days after written notice of such material breach has been sent to the other party, which written notice shall specify in reasonable detail the alleged breach and reference this provision; provided, however, that the notice and cure period shall only be thirty (30) days if the breach is the non-payment of AFSA’s fees or other charges.

C.	In the event of changes in the Higher Education Act, Guarantor Regulations, or other current or future law, regulation or other requirement applicable to the serviced loans, including without limitation, any changes in any interpretation, claims review or enforcement policies, procedures or practices with respect thereto (and including, without limitation, implementation or enforcement of third-party servicer regulations promulgated by the Department), which in AFSA’s reasonable determination expose AFSA to materially increased risk of liability to the Secretary of Education, LENDER or any other party, impose materially increased duties or obligations upon AFSA, cause AFSA to incur materially additional expense, or materially restrict or derogate from AFSA’s indemnification rights or liability limitations under this Agreement, AFSA shall have the right, at its option, to (i) terminate this Agreement upon 180 days’ prior written notice to LENDER, or (ii) propose to LENDER an amendment to this Agreement which in AFSA’s reasonable judgment appropriately addresses the increased risk, duties or obligations (which may include an adjustment to AFSA’s fees and/or expense reimbursements), and if the parties are unable to agree upon such amendment within thirty (30) days after the same is submitted to LENDER, AFSA shall be entitled to terminate this Agreement upon 180 days’ prior written notice to LENDER. AFSA shall not be entitled to charge any deconversion fees hereunder in connection with the deconversion of LENDER’s loans from AFSA’s system following any termination by AFSA under this Section 5.C, but AFSA shall be entitled to receive reimbursement of its reasonable file preparation and shipping costs.

D.	In the event that AFSA announces or actually commences a wind-down of its servicing activities for the purpose of exiting the student loan servicing business, LENDER shall have the right, at its option, to terminate this Agreement upon 90 days’ prior written notice to AFSA. In such event AFSA shall not be entitled to charge any deconversion fees hereunder in connection with the deconversion of LENDER’s loans from AFSA’s system following any termination by AFSA under this Section 5.D, but AFSA shall be entitled to receive reimbursement of its reasonable file preparation and shipping costs.

6.	Examination of Records.

LENDER or its agent shall have the right, at reasonable hours and under reasonable circumstances on a mutually-agreeable schedule, to examine all LENDER’s assigned student loan records and material serviced by AFSA that it deems necessary to determine compliance with this Agreement. AFSA shall submit to like examination by any governmental agency or authority having supervisory jurisdiction over LENDER.

7.	Exclusion of Warranties and Limitations of AFSA’s Liability.

A.	AFSA shall be entitled to reasonably rely upon any information or data supplied to it by LENDER, any party on LENDER’s behalf, or any third party normally relied upon by servicers in the student loan industry, and shall have no liability for any error or loss caused by such information or data being incomplete or inaccurate. AFSA shall not be responsible for reviewing and verifying the compliance of forms and processes prescribed by the Secretary or Guarantor with applicable state and federal laws and regulations, and AFSA shall be fully entitled to rely upon and use such materials and processes, unless notified to the contrary by LENDER, and shall have no liability for any damages or loss resulting from such use absent such notice.

B.	AFSA shall use due care and diligence in performing its services in a timely manner consistent with the applicable student loan program as reasonably interpreted and understood by AFSA. AFSA hereby excludes and disclaims any and all other warranties with respect to its services under this Agreement, and no employee, agent or representative of AFSA has the authority to bind AFSA to any other oral or written representation or warranty. LENDER will review all processing output, reports and other information provided to it by AFSA and will use due care and diligence to detect and notify AFSA of any errors therein which LENDER discovers. Upon prompt notification to or discovery by AFSA of any processing error or data inaccuracy, AFSA shall re-perform any processing to the extent practicable and necessary, without charge if AFSA is at fault and otherwise at a rate equal, in AFSA’s best and reasonable judgment, to the greater of its original charge for such processing or its direct and allocated indirect cost of such reprocessing. AFSA agrees to provide, at cost to LENDER if necessitated by the nature of the data submitted, such evidence as LENDER may reasonably require which will verify the complete and proper execution of the corrections.

C.	AFSA shall be entitled to cure at its own expense any error or omission in the performance of its duties under this Agreement by the reperformance of such duties to the extent such reperformance will reasonably eliminate or mitigate any losses to LENDER caused by such error or omission.

D.	Notwithstanding the form in which any legal or equitable action may be brought, whether in contract, tort, negligence, strict liability or otherwise, AFSA’s liability, if any, arising out of or in any way related to any act or omission by AFSA in connection with this Agreement or its services hereunder, including but not limited to errors due to AFSA, its equipment, operators, programmers, or program, shall be limited to direct losses of principal and interest on rejected claims resulting directly and primarily from AFSA’s negligence or willful misconduct. In the event a loan is rejected by a Guarantor directly and primarily due to AFSA’s negligence or willful misconduct, and AFSA is unable to cure the loan within twelve (12) months of the final reject date, AFSA shall reimburse LENDER for all principal and accrued interest loss thereon (including such loss during the period of non-guarantee) by the end of the thirteenth (13th) month following the final reject date, and the loan shall thereupon be assigned and transferred to AFSA or its designee, and this shall be the sole and exclusive remedy of LENDER relating to such occurrences.

E.	If applicable, and notwithstanding any other provision of this Agreement, AFSA’s liability, if any, arising out of or in any way related to any act or omission by AFSA in connection with any loans which (i) entered repayment status prior to the date that AFSA’s assumes servicing responsibility, or (ii) have previously been cured following non-AFSA servicing error (i.e., rehab loans), shall be limited to general money damages in an aggregate amount with respect to any Account not to exceed the amount paid for AFSA’s services by LENDER with respect to such Account, and this shall be the sole and exclusive remedy of LENDER relating to such occurrences.

F.	AFSA shall have no liability for its failure to comply with any law, rule, regulation or other requirement applicable to any of the serviced loans, including without limitation any change in any interpretation, claim reviews or enforcement policies, procedures or practices with respect thereto, (i) which was not articulated in writing and actually made known to AFSA or the student loan servicing industry generally a reasonable period in advance of its implementation, (ii) which is inconsistent with general industry practices or prior Guarantor conduct or requirements unless and until AFSA shall have been notified thereof and had a reasonable opportunity to comply with such new requirement and then only with respect to servicing performed after the date thereof (i.e., not on a retroactive basis with respect to servicing which has previously occurred based upon prior requirements), or (iii) during any period in which the Department and/or any Guarantor shall have indicated that it will not enforce any such requirement, even if such requirement may legally be in effect.

G.	In no event, regardless of AFSA’s ability to reperform or cure any error, shall AFSA be liable under any circumstances, (i) for any incidental, indirect, special, punitive or consequential damages, or (ii) for failure to provide services herein for reasons beyond its reasonable control, or (iii) for any violation of applicable law, regulation or other requirement under this Agreement, where AFSA’s action or inaction was not negligent as determined by reference to legally relevant factors (including without limitation general industry standards in effect at such time), or (iv) for any losses, liabilities or expenses directly or indirectly arising in whole or in part from or relating to any Guarantor error, or (v) for any losses, liabilities or expenses directly or indirectly arising in whole or in part from or relating to any data transmission or electronic data interchange (EDI) failure or error not primarily and directly due to AFSA’s negligence, or (vi) for the uncollectibility or non-payment of any amounts payable on or with respect to Accounts serviced hereunder, or the failure of any Guarantor to pay any claim on a loan Account for any reason (including but not limited to the bankruptcy or insolvency of the Guarantor) except where the uncollectibility or failure to pay such claim is directly and primarily as a result of AFSA’s negligence or willful misconduct as provided hereinabove. These limitations on AFSA’s liability and exclusion of damages are independent of any other remedy or provision herein and shall not be affected by AFSA’s inability to reperform or cure any error or any failure of any other remedy or provision.

H.	AFSA’s sole liability under or in connection with this Agreement or its services, whether in contract, tort, negligence, strict liability, pursuant to violation of statute or regulation, or under any other theory, shall be limited as provided in this Section 7 and Section 8, and the provisions hereof shall constitute the sole and exclusive remedy of LENDER for breaches hereof by AFSA.

I.	No claim or action, regardless of form, arising out of or in any way related to any act or omission by AFSA in connection with this Agreement or its services hereunder shall be brought by LENDER more than one year after LENDER discovers the act or omission by AFSA giving rise to such claim or action. In the case of rejected claims filed by LENDER due to AFSA negligence or willful misconduct, such one-year period shall commence at the end of the 13th month following the final reject date.

J.	The parties agree that the foregoing provisions shall survive the termination of this Agreement and have been reflected in the amount of the charges payable by LENDER to AFSA for the Service, are an essential part of the basis for the bargain between the parties, and that AFSA would not have entered into this Agreement but for such provisions.

8.	Indemnification.

A.	If AFSA or LENDER is required to appear in or is made a defendant in any legal action or other proceeding commenced by a borrower or other third party with respect to any loan Account for which services are provided hereunder, subject to the limitations contained in this Agreement, LENDER shall defend and indemnify AFSA against, and hold it harmless from, all claims, losses, liabilities, and reasonable expenses (including reasonable attorneys’ fees) arising thereunder, unless and until a final judgment is entered by a court properly holding that the claim or action resulted directly and primarily from the negligence or willful misconduct by AFSA under this Agreement, in which case AFSA shall thereafter defend and indemnify LENDER against, and hold it harmless from, all claims, losses, liabilities, and expenses (including reasonable attorneys’ fees) arising from such negligence or willful misconduct (subject to Section 7 above). In particular, without limiting the foregoing, it is understood that AFSA shall be entitled to a defense and indemnity as provided above where a student alleges that he or she did not receive a proper education and/or was defrauded by the school or lender, or that a prior or subsequent servicer or collection agency committed any error or misconduct or violated any law or regulation.

B.	Notwithstanding the foregoing, AFSA will further defend, indemnify and save LENDER harmless from and against any and all claims, losses and liability relating to (i) any infringement or threatened infringement of any patent, copyright trademark, trade secret or other proprietary rights of any third party, or (ii) any physical loss or damage to property of a third party, or (iii) any loss or damage arising from bodily injury, including death, when such loss or damage is caused by the negligent acts, omissions or intentional wrongdoing of AFSA, its employees, subcontractors or agents and which arise out of the performance of this Agreement, provided that (a) LENDER gives AFSA prompt written notice of any such claim of loss or damage and, (b) if such loss or damage involves claims by third parties, LENDER allows AFSA to control, and reasonably cooperates with AFSA in, any related defense and all related settlement negotiations.

9.	Contingency Plan.

AFSA shall maintain a reasonably comprehensive contingency plan for disaster recovery and continued servicing of the Accounts (the “Plan”) and allow LENDER to review said Plan at AFSA’s site. Such review shall be no more frequently than on an annual basis or within sixty (60) days of implementing any material changes to the Plan.

10.	Financial and Administrative Responsibility.

A.	Each party hereto represents that it is currently in compliance with, and agrees to maintain its compliance with, all financial and administrative responsibility standards or requirements which may be established from time to time by the Department or any Guarantor for participation in the Title IV, Higher Education Act programs for which AFSA provides services hereunder. Each party shall have the right to terminate this Agreement upon ninety (90) days’ written notice to the other in the event that the Department’s financial or administrative responsibility standards or requirements are hereafter changed and as a result such party does not thereafter satisfy such standards or requirements.

B.	AFSA agrees to provide LENDER with annual consolidated audited financial statements, as soon as the same are made available to AFSA during the term of this Agreement.

C.	AFSA agrees to maintain insurance bonds and other insurance in full force and effect at all times during the term of this Agreement that meet the following requirements: (i) a fidelity bond (or direct surety bond) with a policy limit of not less than $50,000,000, a deductible of not more than $1,000,000 and per occurrence coverage of not less than $50,000,000; and (ii) an errors and omissions policy with a policy limit of not less than $50,000,000 in the aggregate per occurrence (with no per occurrence coverage minimum), and a deductible of not more than $1,000,000.

11.	Audits.

AFSA agrees to provide LENDER with (i) a copy of AFSA’s annual SAS 70 servicer audit without charge, and (ii) a copy of AFSA’s Lender Audit Guide audit report, as required by the Department under the Higher Education Act, at a prorated charge consistent with the manner charged by AFSA generally to its other clients.

LENDER acknowledges that AFSA shall have the right and obligation to cooperate fully with independent auditors, the Secretary of Education, the Department’s Inspector General, the Comptroller General of the United States, and any applicable Guarantor, or their authorized representatives, in the conduct of audits, investigations, and program reviews with respect to LENDER or the Title IV, Higher Education Act programs administered by AFSA for LENDER, as authorized by law. Furthermore, LENDER agrees to provide AFSA with written notice and copies of all audit reports or findings (preliminary or final) relating to AFSA’s administration of any aspect of such program for LENDER, as soon as such audit reports or findings are available to LENDER. LENDER further agrees to indemnify, reimburse and hold AFSA harmless from the cost of cooperating with, responding to or appealing any such audit report or finding (including any reasonable cost of an attestation engagement performed for any such response or appeal, attorneys’ fees and costs), unless such audit was caused by any AFSA misconduct.

12.	Waiver of Jury Trial.

THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR ANY SUCH OTHER DOCUMENT OR AGREEMENT, OR THE SERVICES AND TRANSACTIONS RELATED HERETO OR THERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

13.	Miscellaneous.

A.	All specifications, tapes, data cards, programs, forms and procedures used or developed by AFSA in connection with this Agreement (except those supplied by LENDER) shall be and remain the sole property of AFSA.

B.	All information belonging to LENDER shall be retained by AFSA in confidence. AFSA shall not use, make, and/or maintain a list of LENDER’S Account names, addresses, and/or account numbers for any purpose other than fulfillment of its duties as Servicer under this Agreement. Upon termination or expiration of this Agreement, AFSA shall deconvert the loan Accounts as provided in Section 1.H above. This provision shall survive termination of this Agreement.

C.	Both parties agree to maintain the confidentiality of this Agreement and all amendments hereto, and the terms hereof, and any audit reports or findings (preliminary or final) relating to AFSA’s administration of any Title IV, Higher Education Act program for LENDER, and not to disclose or deliver the same (or any copies, excerpts or summaries thereof) to the Department, any other government agency, national accrediting agency, or any other third party (whether pursuant to regulation, governmental request, or otherwise) without first using best efforts to give the other party prior written notice of such intention, which notice shall be sent by fax, Federal Express or other overnight delivery service, and addressed to the other party. The other party may, at its option, thereupon take appropriate steps to assure that any such information which may be entitled to protection from disclosure under the Freedom of Information Act (FOIA) is so protected, and the first party shall cooperate with such efforts to protect from FOIA disclosure any information of the other party which the other party believes to constitute trade secrets, or of a commercial or financial interest, or of a privileged or confidential nature, etc., including the inclusion with such disclosure or delivery of appropriate submissions asserting protection from FOIA disclosure. Notwithstanding the foregoing, either party may disclose or deliver any of the foregoing to their independent auditors on a confidential basis, provided that such auditors shall not disclose or deliver the same without the disclosing party first complying with this paragraph.

D.	This Agreement and its performance shall be governed by the internal laws of the State of California.

E.	This Agreement may not be assigned except to an entity succeeding to substantially all of the business or assets of the assigning party, with written notice to the other party; provided, however, that LENDER may collaterally assign its interest hereunder to a trustee under an indenture pursuant to which the Lender incurs indebtedness (the “Trustee”). The Trustee shall be a third party beneficiary hereof, entitled to enforce the provisions of this Agreement against AFSA.

F.	AFSA reserves the right to change any part or all of the Service; provided, however, that such change shall not abrogate or in any way modify the substantive provisions of, and general duties of AFSA under, this Agreement.

G.	LENDER agrees to provide AFSA upon request with LENDER’s current financial statements and such other financial information as AFSA may request from time to time.

H.	If either party is rendered unable, wholly or in part, to carry out its obligations under this Agreement (other than the payment of money) by reason of any act of God, civil disturbance, strike or labor unrest, breakdown or interruption of power or communications systems, computer or other equipment failure, failure of subcontractors or suppliers, or other circumstances or event outside such party’s reasonable control (whether or not similar to the foregoing), the obligations of such party shall be suspended to the extent thereof, and such party shall not be liable to the other party for any non-performance hereunder or incomplete performance as a result of such occurrence.

I.	This Agreement supersedes any prior agreement and contains the entire agreement of the parties on the subject matter hereof. No other agreement, statement or promise made by any party to any employee, officer or agent of the other party to this Agreement, or any other person, that is not in writing and signed by both parties to this Agreement, shall be binding upon them. No waiver, alteration or modification of the Agreement shall bind AFSA or LENDER unless in writing and duly executed by AFSA and LENDER.

J.	In the event any Account is transferred off AFSA’s servicing system, whether in connection with a termination or expiration of this Agreement, a sale of Accounts, or otherwise, unless otherwise expressly provided herein or agreed in writing at the time of such transfer off, LENDER agrees to pay AFSA the deconversion and file preparation and shipping fees specified in Exhibit C (Servicing Fees).

K.	Any notice required under this Agreement (including any Exhibit) shall be in writing and shall be effective upon personal delivery or facsimile transmission or upon receipt after being sent by Federal Express or mailed by registered or certified mail, return receipt requested, postage pre-paid, addressed as follows: If to AFSA, at One World Trade Center, Suite 2200, Long Beach, California 90831-2200, Attn: President, or if to LENDER to:

Consolidation Loan Funding, LLC c/o CLF Management Corp. Attn: Mr. Ryan D. Katz, President 5005 Wateridge Vista Dr., Suite 150 San Diego, CA 92121

With copies to:

The Bank of New York Trust Company of Florida, N.A. Attn: Corporate Trust Manager 10161 Centurion Parkway, 2nd Floor Jacksonville, FL 32256

and

John J. Witmeyer III, Esq. Ford Marrin Esposito Mitmeyer & Gleser, L.L.P.

Wall Street Plaza New York, NY 10005-1875

Each party may specify a different address by sending to the other written notice of such different address as provided herein.

L.	The section captions in this Agreement are for convenience only and will not be deemed part of this Agreement or used in the interpretation thereof. Both parties and their counsel have participated in the preparation, drafting and negotiation of this Agreement. Accordingly, this Agreement shall be construed according to its fair language and any ambiguities shall not be resolved against either party as the drafting party.

M.	The invalidity, illegality or unenforceability of any provision or term of this Agreement in any instance shall not affect the validity or enforceability of such provision in any other instance or the validity or enforceability of any other provision, and each such provision shall be enforced to the fullest extent possible.

N.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

14.	AFSA Representations and Warranties.

AFSA hereby represents and warrants to LENDER the following:

(i)	AFSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction where the performance of, and consummation of the transactions contemplated by, this Agreement requires it to be so qualified or licensed. AFSA is eligible as a third party servicer to service LENDER’s loans under the Higher Education Act and applicable Guarantor Rules and Regulations.

(ii)	AFSA has full power and authority under its organizational documents to execute and deliver this Agreement and to perform its obligations under, and consummate the transactions contemplated by this Agreement.

(iii)	This Agreement has been duly authorized, executed and delivered by AFSA and constitutes a valid, legal and binding agreement of AFSA, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy or insolvency laws and by general principles of equity. Neither the execution, delivery or performance by AFSA of this Agreement will conflict with or result in a breach or violation of or default under any of (i) organizational documents of AFSA, (ii) any laws applicable to AFSA in effect as of the date hereof affecting the Accounts, (iii) any judgment, order, injunction, award or decree of any court, agency or authority, or (iv) any contract, instrument, or agreement to which it is a party or may be subject.

(iv)	AFSA owns or has the right to use the Service including any databases, output formats, computer systems, software, know-how, technologies, and processes used by it to perform its obligations hereunder, and such property does not and will not infringe upon or violate any patent, copyright, or other proprietary rights of any third party.

(v)	There is no legal action, claim, proceeding, investigation, or controversy pending or to the best of AFSA’s knowledge threatened against it, which would materially and adversely affect its ability to perform its obligations under this Agreement.

Executed as of the day and year first above written.

AFSA DATA CORPORATION

By	/s/ Steven E. Snyder

Title	Steven E. Snyder, President

By	/s/ Meliss Hankin

Title	Meliss Hankin, Senior Vice President

CONSOLIDATION LOAN FUNDING, LLC
By: CLF Management Corp., Manager

By	/s/ Ryan D. Katz

Ryan D. Katz, President

EXHIBIT A
ORIGINATION SERVICES

GSL Origination Service consists of the following activities, applicant notices, and reports.

I.	ACTIVITIES

1.	Open and date stamp incoming mail.

2.	Enter manually or electronically all loan applications data onto the Loan Origination System.

3.	Validation of applications for completeness and accuracy.

4.	Attempt to obtain information for incomplete applications by telephone and if unsuccessful by correspondence.

5.	Transmit loans to the Guarantor and receive approved/rejected loans from the Guarantor.

6.	Process loan cancellations.

7.	Disburse loan proceeds as scheduled by Lender and/or schools.

8.	Convert disbursed loans to the Loan Servicing System.

9.	Perform Guarantor reporting on behalf of the Lender and in compliance with the applicable Guarantor program requirements.

10.	Borrower files will be secured and fire protected to the degree it will not obstruct processing during the Origination process.

11.	Respond to telephone and written inquiries from borrowers and schools.

12.	All other origination activities required of a lender under the HEA and Guarantor Regulations within the scope of AFSA’s responsibilities hereunder.

In connection with the foregoing origination services, LENDER authorizes AFSA to review and approve the loan application on LENDER’s behalf, and where required by the applicable Guarantor, execute the loan application on LENDER’s behalf to indicate such approval. Unless otherwise expressly requested by LENDER in writing to AFSA, AFSA shall be authorized to approve any loan application on LENDER’s behalf, which appears to be properly completed, by the borrower and the school, without regard to the identity of the borrower or the school.

II.	APPLICANT NOTICES

•	Validation Incomplete Letter - Requests information from the borrower that is missing or invalid on their application.

•	Lender Reject Letter - Notifies the borrower that the lender has rejected their loan application.

•	Disclosure Statement - Loan document produced by the system letter generator and replaces the state printed disclosure. Disclosure statement printing by AFSA allows full electronic interface with the Guarantor, enhancing processing time and reducing paper flow.

•	Loan Cancellation Letter - Notifies the borrower that the lender has received and processed the borrower’s or school’s request to cancel their loan.

•	Borrower Request

•	School Request

•	Loan Recovery Letter - Notifies the borrower that the lender has received and processed their returned disbursement check.

•	Validation Approval Letter - Notifies the applicant that their loan application has been approved by the lender and Guarantor and their scheduled disbursement date.

•	Other - All other notices required of a lender under the HEA and Guarantor Regulations within the scope of AFSA’s responsibilities hereunder.

III.	REPORTS

•	Application Error Report - AFSA internal report used to identify applications that did not pass the system validation program. Validation is established using the lenders unique lender policy as well as the loan program and Guarantor requirements.

•	Disbursement Listing - Report provided to the lender and user as a check roster. This report provides the lender with accounting entry information.

•	Undisbursed Commitments Report - Provides the lender with detailed information on an individual loan basis, about undisbursed loan commitments.

•	Undisbursed Funds Analysis - Provides the lender with detailed information on an individual loan basis, about undisbursed loan commitments. The report can be used as a tool to provide schools with information about future disbursements to borrowers attending that institution.

•	Undisbursed Analysis by Date - Provides the lender with detailed information on an individual loan basis, about undisbursed loan commitments. The report can be used as a tool to provide the lender with cash flow projections to fund their student loans.

•	Validation Acceptance Report - AFSA internal report used to identify those loans, which passed validation. The report displays key data elements to verify their correct entry.

•	Approved Loan Listing - AFSA internal report which provides evidence of loan guarantee by the Guarantor. This report enables reduced application processing time and paper flow. This report allows AFSA full electronic interface with the Guarantor, enhancing processing time and reducing paper flow.

•	Application Status Grand Totals - Provides the lender with management information concerning the total number of applications and corresponding dollar amounts for specific loan application status.

•	Lender Month End Manifest - Provides the lender with required Guarantor month end reporting of loan origination activity. The report is used to pay the lender insurance premium (guarantee) fees.

•	Lender Month End Manifest Detail - Provides the lender with borrower level detail of transaction activity to support the Lender Month End Manifest.

ATTACHMENT 1

Consolidation Loan Origination Servicing Goals

AFSA will use best efforts to originate and process Consolidation Loans for LENDER in accordance with the following Servicing Goals:

*	Receive Applications	0

*	Data Entry	1 Business Day

*	Create/Mail LVC’s	1 Business Day

*	Process LVC’s	12 Business Days—based on prior experience with Direct Loan Division and other servicers

*	Disburse/Fund	2 Business Days—assumes LENDER will fund within 24 hours of AFSA requesting funds

*	Convert	1 Business Day

*	Request Guarantees	3 Business Days

Notwithstanding the foregoing, the parties acknowledge that AFSA does not completely control these processes and can only meet the foregoing servicing goals based on the timely performance of LENDER in funding loans and its other obligations hereunder, and of lenders/holders (other than AFSA) involved in the origination process.

EXHIBIT B
POST-ORIGINATION SERVICES

1.	LOAN CONVERSION

At the time of purchase or placement of a loan with AFSA for servicing, the loan shall be converted and a note examination may be conducted in accordance to predetermined criteria. The tasks involved in loan conversion generally include:

Origination and Verification of Account Data
Generation of Receipt of Loans Transferred
Account Package Preparation
Generation of Exceptions Report
Renegotiation of Rejected Accounts
Reconciliation and Balancing
Keypunch Account Data
Microfilm and Microfiche Copies
Run Serialization Crosscheck
Edit and Error Correction
Appropriate Vault Space
Generate Sale Transmittal
Mail Conversion Notification to Borrower

2.	BORROWER RELATIONS

Borrower relations begin during In-school Status and continue throughout the life of the loan. During this period, the Service generally provides the following printed notices to the borrower and required telephone contacts:

Introductory Letter
Pre-Grace Statement
Separation Data Change Letters
Disclosure Statement
Phone/Address Verification
Grace Expiration/First Payment Reminder
Student Status Verification (as required)
Skip Trace Locate Letters
Response to Borrower Inquiry Letters
Deferment Processed Notices:

Continuing Forbearance Unemployment Other Deferment

Billing Notices:

Interim Interest Notices Regular Installment and Past Due Payment Notices

Interim and Payout Demand Notices

Telephone Contacts:

Due Diligence Borrower Calls Due Diligence Parent/Relative Calls Skip Tracing Calls Response to Borrower Inquiry Calls

     All other activities of this nature required of a lender under the HEA and Guarantor Regulations within the scope of AFSA’s responsibilities hereunder.

3.	RELATED LOAN SERVICING ACTIVITIES

Related loan servicing activities include:

Lock Box Remittance Banking
Payment Processing
Name/Address Updates
Payment Research and Special Handling
Interest Capitalization
Payment Reapplication
Internal Audit of Default Claim
Diligent Skip-Tracing and Pursuit of Payments from Delinquent Borrowers
Claim Preparation and Submission
Reperformance/Renegotiation

     All other activities of this nature required of a lender under the HEA and Guarantor Regulations within the scope of AFSA’s responsibilities hereunder.

4.	REPORTING

Record keeping and accounting are performed as part of the Service. A series of monthly reports are provided to LENDER regarding the status of its loans. This reporting includes:

Loans Transferred/Removed Ledger
Student Loan Ledger
Monthly Transaction Report
Accounting Entry Summary Report
Portfolio Summary and Analysis — Characteristics
Portfolio Summary and Analysis — Delinquency
Portfolio Summary and Analysis — Maturity Analysis
Portfolio Summary and Analysis — Reconciliation
Delinquent Report and Summary
Name/Address Report
Paid-in-Full Ledger
Receipt for Loans Transferred
Customer Service Report Card
Department of Education Form 799 (or its successor), which will be submitted in time for LENDER to consolidate that information with that of other servicers, unless the Department of Education will accept unconsolidated 799 reports

EXHIBIT C
SERVICING FEES

ORIGINATION SERVICES* FEDERAL SSL/PLUS	Manual	Automated

Less than $2.5 Million/Year	$16.00	$10.50

Greater than $2.5 Million/Year	$10.50	$8.95

CONSOLIDATION	$55 per funded
	application; $20 for	$55 per funded
	each application not	application; $20 for each
	funded	application not funded

SET UP FEES FOR NEWLY
ORIGINATED LOANS**
FEDERAL SSL/PLUS

Fee per Disbursement	$2.30	$1.30

MONTHLY SERVICING		Grace and	Consolidation
FEDERAL FFEL	In-school+	Repayment+#	Repayment#

Per Month^	$1.44	$3.18	$3.00

DEFAULT RELATED FEES^^
FEDERAL FFEL

Claim Filing	$20.20 +50 BP
Resubmission	$20.20
Underpaid Claim Processing	$20.20
DDB Certification	$22.40
Resales	$28.00
Repurchases	$20.20
Recalls	$20.20

*	Loans originated by AFSA will be disbursed from an AFSA maintained bank account. A separate loan origination and set-up fee is charged for each type of loan originated based upon each application.

**	Client disbursed loans will be placed with AFSA within 30 days of disbursement. Automated fee assumes that data will be transmitted in a format acceptable to AFSA.

+	In-school and grace status accounts with one or more unsubsidized FFELP loans are charged an additional $.20 per month.

#	Repayment fees are charged the month an account is set up for servicing and continue through the month following the month an account is paid in full by the borrower, guarantor, or is otherwise removed from the system.

^	Delinquency surcharge of $3.00 per account delinquent over 30 days if portfolio delinquency exceeds AFSA’s average delinquency by more than 1% for the month.

^^	Assumes guarantor policies, procedures and practices are in accordance with generally established industry standards.

ADDITIONAL AND OPTIONAL SERVICES

Ad Hoc Reporting	$75/hour; $200 minimum per report
Bond Swap	$2.00/account
Borrower Incentive Programs	$3,000 one-time program set-up fee, plus $2.00 set-up fee per participating borrower
Deconversion	$40/account during the term and $25/account at expiration
Paper or Fiche Reports	Quotation
File Preparation	Cost plus 20%
File Shipping	Cost plus 20%
Initial Portfolio Conversion Fees	Quotation
Late Charges	25% of Collected Amount
Legal Review of Documents	Cost plus 20%
Loan Consolidation	$100/application
Master File Tape (Standard Format)	$100/each
NSF Charges	Direct Cost
On-line Access Via the Internet	$150/month first 2 users; $50/month for each user >2
Overpaid Refunds	$3.40/each
PLUS Credit Review	$3.30/application
PLUS Pre-Approval	$5.00/decision
Post-Conversion Research	$20/hour
Private Loan Program Setup	$5,000
Sales Extracts	$1,000 per extract; 2 extracts included in each sale transaction
Securitization Setup	$15,000 + Bond Swap Fee
Special Reports	Programming time at $85/hr; testing time at $45/hr

Special Activities (Requested by Client or Guarantor)	Quotation
Special Delivery (Requested by Client)	Cost plus 20%
Tax Notices and IRS Reporting (1098E)	$0.65/notice
Wire Transfer Fees > 5/month	Direct Cost

NOTE: Minimum monthly billing: $500.00.

EXHIBIT D
NOTE EXAMINATION ELECTION

LENDER hereby makes the following election with respect to any Note Examination or other document examination to be performed by AFSA in connection with loan files to be serviced by AFSA hereunder (other than any loans which may be originated by AFSA for LENDER):

AFSA ENCOURAGES ALL LENDERS TO HAVE A NOTE EXAMINATION PERFORMED UPON ALL NON-AFSA ORIGINATED FILES TO BE DELIVERED TO AFSA FOR SERVICING, SO AS TO MINIMIZE TO THE EXTENT POSSIBLE THE LIKELIHOOD OF LOSSES OR OTHER SERVICING PROBLEMS WHICH MAY RESULT FROM MISSING OR INADEQUATE LOAN DOCUMENTATION. IF LENDER ELECTS NOT TO HAVE A NOTE EXAMINATION, LENDER THEREBY AGREES TO ACCEPT FULL RESPONSIBILITY FOR ANY LOSSES OR SERVICING ERRORS WHICH RESULT IN WHOLE OR IN PART FROM MISSING OR INADEQUATE LOAN DOCUMENTATION. NOTWITHSTANDING LENDER’S ELECTION, AFSA’S LIABILITY FOR ANY LOSSES ARISING FROM ITS FAILURE TO DETECT MISSING, INCOMPLETE, INACCURATE, OR ERRONEOUS DATA OR DOCUMENTS SHALL BE SUBJECT TO THE LIABILITY LIMITATIONS SPECIFIED IN SECTIONS 1.F AND 7 OF THE SERVICING AGREEMENT.

____ FULL NOTE EXAMINATION

If LENDER has elected Full Note Examination, AFSA agrees to undertake a general review in accordance with standard industry practice of the loan documentation listed on note examination checklists to be generated by AFSA and approved by LENDER. By undertaking such review, however, AFSA does not guarantee or assure the genuineness, accuracy, completeness or compliance of such documentation with any contract or with applicable law and regulation.

____ ABBREVIATED NOTE EXAMINATION

If LENDER has elected Abbreviated Note Examination, AFSA agrees to undertake a general review in accordance with standard industry practice of the loan documentation listed for the categories of data selected by LENDER from note examination checklists to be generated by AFSA and approved by LENDER. By undertaking such review, however, AFSA does not guarantee or assure the genuineness, accuracy, completeness or compliance of such documentation with any contract or with applicable law and regulation. LENDER acknowledges and agrees that it shall be responsible for any losses or servicing errors which result in whole or in part from missing or inadequate loan documentation which might have been discovered in a Full Note Examination.

____ NO NOTE EXAMINATION

By electing and instructing AFSA not to undertake any Note Examination or other document examination prior to commencing servicing, LENDER acknowledges and agrees that LENDER assumes the risk and full responsibility for missing or inadequate loan documentation and for any losses or servicing errors that might have been avoided had a Full Note Examination been undertaken, and agrees that AFSA shall not be liable under any circumstances for any such losses or servicing errors.

EXHIBIT E
BLANKET CURE TERMS

The following Blanket Cure Terms shall apply between LENDER and AFSA when in the course of its servicing, AFSA submits claims to Guarantors which are rejected by the Guarantor for servicing errors which occurred prior to AFSA’s servicing or for which AFSA is otherwise not liable under the Servicing Agreement.

1.	Cure Services for Rejected Account(s)

A.	For any Account rejected by the Guarantor in whole or in part because of servicing error which occurred prior to AFSA’s servicing or for which AFSA is otherwise not liable under the Servicing Agreement, AFSA and/or an outside collection agency selected by AFSA will attempt to reinstate the guaranty (cure) on the Account under the terms and conditions specified below and for the fees specified herein.

B.	Cure services shall generally include.

(1)	Using best efforts to locate the borrower in the event the borrower’s address is invalid;

(2)	Upon location, certifying, in a manner acceptable to the Department and the applicable Guarantor, that the borrower has been located in the event a “locate cure” is required;

(3)	Performing all written and telephone contacts as required for locate cure by the Department and the Guarantor necessary to claim file the Account with the Guarantor; and/or

(4)	Using best efforts to cause the borrower to make one full payment or return a signed repayment obligation (RO) in the event a “payment or RO cure” is required.

C.	AFSA will use best efforts to undertake such cure services within 30 days of receipt of a rejected Account. If AFSA is unable to cure the Account within an approximate 45-day period following commencement of cure services, or if AFSA in its sole judgment determines not to attempt to cure the Account itself, AFSA will place the Account with a “1st placement” outside collection agency for a period generally not longer than 180 days. If the “1st placement” collection agency is unable to cure the Account within the specified time frame, AFSA will then place the Account with a “2nd placement” collection agency for a period generally not longer than 270 days. If the “2nd placement” collection agency is unable to cure the Account within the specified time frame, AFSA will then place the Account with a “3rd placement” collection agency for a period generally not longer than an additional 270 days. Following placement with any outside collection agency, AFSA shall only be responsible for administrative services in interfacing with such agency on the Accounts involved. AFSA shall not have any responsibility for training or otherwise supervising the outside collection agency or its personnel.

D.	For the cure services specified herein, LENDER shall pay to AFSA a fee for each Account cured as specified in Exhibit E-1. Such fees are subject to adjustment from time to time upon 30 days’ prior written notice from AFSA to LENDER.

E.	If LENDER wishes AFSA to arrange on LENDER’s behalf for additional collection agency services on rejected Accounts for which no cure is successfully accomplished hereunder, the terms applicable thereto are set forth in Exhibit E-2. If no Exhibit E-2 is attached, AFSA shall not provide such services.

2.	Limitations on AMA’s Liability

A.	LENDER acknowledges that in placing Accounts with outside collection agencies, AFSA is merely providing an administrative service to LENDER. Accordingly, AFSA does not guarantee the success of its or any outside collection agency’s cure efforts and shall not otherwise be responsible for the failure of any cure efforts to reinstate or obtain payment of any Account. AFSA makes no warranties or representations, expressed or implied, regarding the cure services or the outside collection agencies used.

B.	Subject to the provisions set forth herein, in the event of any error by AFSA for which AFSA would be liable under the Servicing Agreement, AFSA shall be responsible only for reperformance of any cure activity or erroneous processing to the extent practicable and necessary without charge to LENDER. With respect to cure services under this Exhibit, AFSA shall not otherwise be liable for damages or other monetary relief except in the case of AFSA’s gross negligence or willful misconduct.

C.	AFSA shall not under any circumstances, regardless of any failure of the foregoing remedies, be liable for (i) the error or misconduct of any outside collection agency, or (ii) for losses or damages caused by circumstances or events beyond AFSA’s reasonable control, or (iii) for any special, indirect, incidental, punitive, or consequential damages of any nature.

3.	Termination

The cure services provided for in this Exhibit may be terminated by either party upon 30 days’ written notice to the other. Termination shall not affect any payment obligations of the parties arising from services provided during the term of the Servicing Agreement, or from cures obtained on Accounts after termination. Following termination, unless otherwise instructed by LENDER in writing, AFSA shall permit the outside collection agencies to continue to work any Accounts already placed which such agencies believe will result in a cure within a reasonable period of time following termination. All other Accounts shall be recalled from such agencies within 30 days after termination.

4.	Exclusions and Deconversion

LENDER hereby gives approval for AFSA to undertake the cure services outlined in Section 1 of this Exhibit on Accounts with a principal balance outstanding (PBO) of $500 or greater. Accounts with PROs less than the aforementioned amount or Accounts which are not successfully cured within the time frames described above will be deconverted for the fees specified in the Servicing Agreement.

5.	Incorporation by Reference

The terms of the Servicing Agreement are incorporated herein by reference and shall be applicable to the cure services contemplated by this Exhibit, to the extent not inconsistent with or contrary to any provision herein. In the event of any conflict, the terms of this Exhibit shall prevail.

EXHIBIT E-1
CURE FEES

     Subject to the Blanket Cure Terms to which this Exhibit E-1 is attached, the following fees shall apply to all services provided thereunder:

		Cure Fee/Account
I.	Accounts Successfully Cured Internally by AFSA	$200.00
II.	Accounts Successfully Cured by Agency - 1st Placement	$275.00
III.	Accounts Successfully Cured by Agency - 2nd Placement	$400.00
IV.	Accounts Successfully Cured by Agency - 3rd Placement	$500.00

EXHIBIT F
PLUS CREDIT REVIEW SERVICES TERMS

     AFSA shall provide the following PLUS Credit Review Services, subject to all of the terms and conditions of the Servicing Agreement to which this Exhibit F is attached.

1.	Definitions

A.	As used herein the following words shall have the meanings respectively indicated:

“Adverse Credit” or “Adverse Credit history” means that the credit history of an Applicant reflects any condition or event which would at the time of such Loan Application disqualify the Applicant from eligibility for a PLUS Loan under the Higher Education Act or any applicable Guarantor Regulations. As of the effective date hereof, each of the following is understood to be a disqualifying Adverse Credit item which will be identified by AFSA on its credit review reports:

(a)	any account or debt shown on the Applicant’s credit report is ninety (90) or more days delinquent as of the date of the credit report; or

(b)	at any time during the five (5) years preceding the date of the credit report, the Applicant has been the subject of a default determination, bankruptcy discharge, foreclosure, repossession, tax lien, wage garnishment, or write-off of a Higher Education Act, Title IV debt.

“Applicant” means an individual who has submitted a Loan Application to LENDER.

“Borrower” means an individual who is the maker or co-maker of a promissory note and who obtains a PLUS Loan from LENDER in accordance with the Higher Education Act and any applicable Guarantor Regulations.

“Educational Institution” means any institution of postsecondary education which is an “eligible institution” under the Higher Education Act and is eligible under any applicable Guarantor Regulations.

“Loan Application” means the application for a PLUS Loan, which application must be executed by a prospective Borrower, certified by an Educational Institution, and accepted by LENDER.

“PLUS Loan” means a loan made under the Federal PLUS Program established under the Higher Education Act.

“Servicing Agreement” shall mean the Servicing Agreement between AFSA and LENDER to which these PLUS Credit Review Services Terms are attached, or to which they relate.

B.	Any other capitalized terms used herein shall have the same meanings as set forth in the Servicing Agreement, unless the context otherwise requires.

2.	Credit Review Services

A.	AFSA and LENDER hereby agree to a PLUS credit review services arrangement whereby—

(1)	LENDER agrees to make PLUS Loans to individuals eligible to be Borrowers pursuant to the terms of the Higher Education Act and any applicable Guarantor Regulations;

(2)	AFSA agrees to act as an agent of LENDER for the receipt, evaluation, handling and maintenance of certain PLUS Loan credit information on behalf of LENDER, in order to assist LENDER in making decisions with respect to the approval or denial of PLUS Loans consistent with the terms of the Higher Education Act and any applicable Guarantor Regulations; and

(3)	LENDER makes the final lending decision, in accordance with the procedures established herein and such credit history appeal processes (relating to credit report errors or extenuating circumstances) as may be further determined by LENDER.

B.	AFSA agrees to provide the following credit review services on behalf of LENDER:

(1)	Review Loan Applications for information required by credit bureaus for performing a credit check. In this regard, LENDER shall assure that all Loan Applications with co-Applicants shall include the social security number of each Applicant. LENDER or the Educational Institution of the Applicant(s) will be contacted if additional information is required.

(2)	Generate and submit to a national credit bureau appropriate Applicant information for the purpose of obtaining credit information for each Applicant.

(3)	Receive and evaluate a credit report from a national credit bureau for each Applicant. AFSA shall be entitled to rely upon all information furnished to AFSA by a national credit bureau and shall not be liable or responsible in any manner for any inaccuracy or error contained in the credit report obtained by AFSA on LENDER’s behalf from a national credit bureau.

(4)	Identify each Applicant for a PLUS Loan who does not have an Adverse Credit history by generating and providing to LENDER a disbursement report related to loan origination.

(5)	Identify each Applicant for a PLUS Loan who has an Adverse Credit history by generating and providing to LENDER a credit review report which:

a.	Lists the name, address, and social security number of each Applicant who has an Adverse Credit history;

b.	Lists the Adverse Credit factors found on the Applicant’s credit bureau report which, absent extraordinary circumstances, require credit denial; and

c.	Provides the name and address of the credit bureau accessed for the Adverse Credit history information.

(6)	Generate and mail to the Applicant an “adverse action” letter on behalf of LENDER and in LENDER’s name with respect to each Applicant who has been identified as having an Adverse Credit history, within 30 days after AFSA receives a completed Loan Application from LENDER and the credit bureau report and otherwise comply with the Equal Credit Opportunity Act (ECOA) and Regulation B thereunder to the extent applicable to AFSA’s services.

(7)	Upon request by LENDER from time to time, return the original or a copy of each Loan Application processed by AFSA (other than electronically transmitted Loan Applications, which will not be transmitted to LENDER) for which an Adverse Credit history exists, and other information in AFSA’s possession regarding its review of such Loan Application.

(8)	Maintain accurate books and records of all transactions hereunder, including Adverse Credit history reports of Applicants processed for LENDER hereunder.

C.	LENDER agrees that, with respect to all PLUS Loans processed under these PLUS Credit Review Services Terms, it will:

(1)	Assure that all information set forth in Loan Applications and all other information provided to AFSA in connection with the performance of its services hereunder is accurate and complete.

(2)	Be responsible for handling and evaluating all appeals of credit denial.

(3)	Communicate, if appropriate after the credit denial appeal process is completed, its approval of a Loan Application to AFSA for each Applicant which AFSA previously identified as possessing an Adverse Credit history by submitting a letter attached to the Loan Application (or a copy of the Loan Application) requesting the PLUS Loan to be guaranteed, due to. error or other extenuating circumstances relating to the original credit information obtained by AFSA on LENDER’s behalf, and properly documenting such error correction or other extenuating circumstances.

D.	Nothing contained in these PLUS Credit Review Services Terms shall make AFSA a loan production office or a holder or originator of any PLUS Loan, the application of which has been processed hereunder. LENDER acknowledges that it has sole authority and responsibility for the decision to approve or deny PLUS Loans hereunder.

3.	Term

The credit review services contemplated by these PLUS Credit Review Services Terms shall commence on the date first mentioned above and continue until the sooner of (i) termination by either party, with or without cause, upon not less than thirty (30) days’ written notice to the other party; or (ii) automatic termination upon the termination or expiration of the Servicing Agreement.

4.	Liability Limitations

In performing its PLUS Loan credit review services and other Loan Application processing functions, AFSA shall only be liable for its own gross negligence or intentional misconduct. AFSA shall have no responsibility for the inaccuracy or incompleteness of any Loan Application or credit bureau report or the information contained thereon, or for any credit decision made by the Lender. Subject to the foregoing, the provisions of the Servicing Agreement limiting AFSA’s liability are also hereby incorporated by reference and shall be binding between the parties hereto with respect to the PLUS Loan credit review services and other matters contemplated herein.

5.	Incorporation by Reference

The terms of the Servicing Agreement are incorporated herein by reference and shall be applicable to the PLUS Loan credit review services, to the extent not inconsistent with or contrary to any provision herein. In the event of any conflict, the terms of this Exhibit shall prevail.